Exhibit 99.9

Our Ref	:	ML/YEL/ILH/20230212

Your Ref	:

Date	:	1 August 2024

Founder Group Limited	By Email

No. 17, Jalan Astana 1B,

Bandar Bukit Raja, 41050 Klang
Selangor Darul Ehsan

Malaysia

Dear Sirs,

LEGAL OPINION ON MALAYSIAN LAW IN CONNECTION WITH THE PROPOSED OFFERING AND LISTING OF THE ORDINARY SHARES OF FOUNDER GROUP LIMITED ON THE NASDAQ CAPITAL MARKET

1.	INTRODUCTION

1.1	We are advocates and solicitors admitted to the High Court of Malaya and are qualified Malaysian law practitioners. We have been asked to issue this legal opinion (“Opinion”) in our capacity as Malaysian legal advisers to Founder Group Limited (“Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (a) the proposed initial public offering (“Offering”) of the ordinary shares of the Company, no par value (“Ordinary Shares”), as set forth in its registration statement on Form F-1, including all amendments or supplements thereto ( “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (b) the proposed listing and trading of the Company’s Ordinary Shares on the Nasdaq Capital Market.

2.	SCOPE OF OPINION

2.1	This Opinion relates only to the laws of general application in Malaysia as at the date hereof, and is given on the basis that the Opinion will be governed by and construed in accordance with the current laws and regulations of Malaysia.

2.2	We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia or on matters which do not relate to legal matters in Malaysia.

2.3	Without prejudice to the foregoing:

(a)	We express no opinion on the following:

(i)	any taxation laws of any jurisdiction;

(ii)	the effect of any systems of law (other than Malaysian law) even in cases where, under Malaysian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Malaysian law) would not affect or qualify the opinions as set out below, and

(iii)	on matters of fact or commercial matters.

Partners: ilham umar thabii | madeline lee may ming | yap ee ling

C3-5-2, Solaris Dutamas | 1 Jalan Dutamas 1 | 50480 Kuala Lumpur | Malaysia
T/F: +603-6211 3221 E: info@ilhamlee.com

(b)	This Opinion speaks as of the date hereof, no obligation is assumed to update this Opinion or to inform any person of any changes of law or other matters (including matters of fact) coming to our knowledge and occurring after this date, which may, affect this Opinion in any respect.

3.	OPINION

Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

All statements set forth in the Registration Statement under the captions ‘Risk Factors’ (relating to the laws and regulations of Malaysia, and the licences, permits and approvals of Founder Energy Sdn Bhd and Founder Assets Sdn Bhd (“Malaysian Subsidiaries”)), ‘Enforceability of Civil Liabilities’, ‘Dividend Policy’, ‘Regulations’, and ‘Legal Matters’ in each case insofar as such statements describe or summarise Malaysian laws or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarise in all material respects the Malaysian laws or proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects. The disclosures featuring our opinions in the Registration Statement under the captions ‘Risk Factors’ (relating to the laws and regulations of Malaysia, and the licences, permits and approvals of the Malaysian Subsidiaries), ‘Enforceability of Civil Liabilities’, ‘Dividend Policy’, ‘Regulations’, and ‘Legal Matters’ constitute our opinions.

4.	QUALIFICATIONS

This Report is qualified as follows:

(a)	we have relied on the truth, accuracy and completeness of factual statements or representations provided to us by any director, officer or other representative of the Malaysian Subsidiaries and the Company (including their consultants, advisers and service providers), whether or not in writing, in respect of matters concerning the Company and the Malaysian Subsidiaries; and

(b)	this Opinion is limited strictly to the matters stated in paragraph 3 and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this Opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the Opinion expressed herein after the date hereof.

5.	PURPOSES

This Opinion is addressed to the Company solely for its own benefit and only in connection with the Offering and this Opinion is not to be:

(a)	relied upon by any other person or used for any purpose other than as contemplated in paragraph 7 below; and

(b)	disclosed to any person (other than the affiliates and legal advisers of the Company) or quoted or referred to in any public document or filed with any government or regulatory agency or stock or other exchange or any other person without our express prior written consent other than as contemplated in paragraph 7 below.

Partners: ilham umar thabii | madeline lee may ming | yap ee ling

C3-5-2, Solaris Dutamas | 1 Jalan Dutamas 1 | 50480 Kuala Lumpur | Malaysia
T/F: +603-6211 3221 E: info@ilhamlee.com

6.	LIABILITY

For the avoidance of doubt, this Opinion is not to be relied upon by, nor do we accept any liability to anyone, other than the Company (even though the Company may have provided a copy of our Opinion to another person with our prior written consent). To the extent permitted by applicable law and regulation, the Company may rely on this Opinion only on condition that our maximum aggregate liability under or in respect of the matters addressed in this Opinion is limited to our total net fees in connection with the Listing.

7.	CONSENT

7.1	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

7.2	In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Thank you.

Yours faithfully, for and behalf of Ilham Lee	Yours faithfully, for and behalf of Ilham Lee
/s/ Yap Ee Ling	/s/ Ilham Umar Thabii
Yap Ee Ling Partner	Ilham Umar Thabii Partner

Partners: ilham umar thabii | madeline lee may ming | yap ee ling

C3-5-2, Solaris Dutamas | 1 Jalan Dutamas 1 | 50480 Kuala Lumpur | Malaysia
T/F: +603-6211 3221 E: info@ilhamlee.com

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